EXHIBIT 10(c)(4)

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

GEORGIA POWER COMPANY

Only non-employee directors are compensated for service on the Board of Directors (the "Board") of Georgia Power Company.

At the election of the director, all or a portion of the cash retainer may be payable in common stock of The Southern Company, and all or a portion of total cash compensation may be deferred under the Deferred Compensation Plan and all of the stock retainer may be deferred under the Deferred Compensation Plan until membership on the Board is terminated. There is no pension plan for non-employee directors.

Prior to July 1, 2015, the pay components are as follows:

•	Annual Cash Retainer Fee:	$44,000 per year (paid quarterly)
•	Committee Chair Annual Retainer:	$5,000 per year (paid quarterly)
•	Annual Stock Retainer Fee:	$30,000 per year payable in common stock of The Southern Company (paid quarterly)
•	Board Meeting Fees:	If more than five meetings of the Board are held in a calendar year, $1,800 will be paid for participation in each meeting of the Board beginning with the sixth meeting.
•	Committee Meeting Fees:	If more than five meetings of any one Committee are held in a calendar year, $1,200 will be paid for participation in each meeting of that Committee beginning with the sixth meeting.

Effective July 1, 2015, the pay components are as follows:

•	Annual Cash Retainer Fee:	$44,000 per year (paid quarterly)
•	Committee Chair Annual Retainer:	$8,000 per year (paid quarterly)
•	Annual Stock Retainer Fee:	$34,500 per year payable in common stock of The Southern Company (paid quarterly)
•	Board Meeting Fees:	If more than six meetings of the Board are held in a calendar year, $1,800 will be paid for participation in each meeting of the Board beginning with the seventh meeting.
•	Committee Meeting Fees:	If more than six meetings of any one Committee are held in a calendar year, $1,500 will be paid for participation in each meeting of that Committee beginning with the seventh meeting.